UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 4, 2011

Neah Power Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington 98021
(Address of Principal Executive Offices)

(425) 424-3324

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On November 4, 2011, Neah Power Systems, Inc. (“we” or the “Company”) entered into a Securities Purchase Agreement (the “Securities Agreement”) with New Power Solutions, LLC, a New Jersey limited liability company (the “Investor”). Pursuant to the Securities Agreement, the Investor agreed to purchase shares of our newly designated Series C Preferred Stock (the “Series C Preferred Stock”) and warrants to purchase shares of our Common Stock.

Under the terms of the Securities Agreement, the Investor agreed to provide funding to us on a best efforts basis in two separate placements for an aggregate of $4.0 million. Under the terms of the first placement (the “First Placement”), the Investor committed to purchase up to $1.5 million of Series C Preferred Stock at a price of $7.00 per share.  Concurrently with the filing of this report on Form 8-K, the Investor agreed to tender payment for an initial $150,000 in the First Placement.  In addition, the Investor committed to fund an aggregate of $300,000 under the First Placement on or before 20 days after the date of the Securities Agreement (or November 24, 2011).  The balance of the First Placement is to be funded in additional installments, with the last installment due no later than 65 days after the date of the Securities Agreement (or January 8, 2012).  With each share of Series C Preferred Stock, we will issue to the Investor a three-year warrant to purchase 1,000 shares of our Common Stock, at an exercise price of $0.015 per share, for each share of Series C Preferred Stock sold to the Investor in the First Placement.

Upon receipt of funds in the First Placement for an aggregate of $600,000, we have agreed to not, during the time until consummation of the First and Second Placement Transactions, solicit or accept any equity investments from any third party, unless approved in advance in writing by the Investor, or incur any indebtedness other than trade or other debt incurred in the normal course of business, in excess of $100,000, unless approved in advance by the Investor.

Upon and subject to the completion of the First Placement in full, we will be obligated to: (i) use our best efforts to file a registration statement on the appropriate Form with the SEC within 90 days of November 4, 2011 with respect to the warrants issued in connection with the First Placement (and the Common Stock issuable thereunder); (ii) appoint one individual named by the Investor to serve as a director of the Company; (iii) and enter into a three-year management consulting agreement with the Investor with a monthly fee of $3,500.

Under the terms of the second placement (the “Second Placement”), subject to the completion of the First Placement in full, the Investor agreed to purchase up to $2.5 million additional Series C Preferred Stock.  This Second Placement is to be funded in four installments of approximately $625,000 each (plus or minus 20% per installment), on the dates that are 30, 60, 90, and 120 days after the completion of the First Placement.  The purchase price for the Series C Preferred Stock in the Second Placement is based on a 50% discount from the average of the closing bid and ask prices for our Common Stock on the ten trading days immediately preceding the date of the purchase (“Average Price”).  The number of Series C Preferred Stock issuable for each installment shall be equal to the quotient obtained by dividing (A) the product of (i) the installment purchase amount multiplied by (ii) two, by (B) the product of (i) the Average Price and (ii) 1,000.  On each funding under the Second Placement, we will issue to the Investor a 3-year warrant to purchase 500 shares of our Common Stock, at an exercise price equal to 150% of the Average Price, for each share of Series C Preferred Stock sold to the Investor in the Second Placement.

Upon and subject to the completion of the Second Placement in full, we will be obligated to: (i) appoint a second individual named by the Investor to serve as a director of the Company; (ii) discuss with the Investor in good faith any registration of the warrants issued in connection with the Second Placement; and (iii) amend the management consulting agreement with the Investor to increase the monthly fee of $10,000.

If the Investor fails to fund either the First Placement or the Second Placement, in whole or in part, our sole remedy is to terminate the Securities Agreement on a going-forward basis, after giving the Investor a 15-day cure period.

Under the Securities Agreement, we agreed to use our best efforts to obtain shareholder approval for an increase in the number of authorized shares of common stock, to a number sufficient to include all Common Stock to be issued upon conversion of all shares of Series C Preferred Stock and upon exercise of all warrants issued pursuant to the First Placement and the Second Placement.  In addition, we agreed to use our best efforts to effect a reverse split of our Common Stock with the intent to maximize overall shareholder value and meet the listing requirements of any stock exchange to which we may make application.

Beginning six months from date of its issuance, each share of Series C Preferred Stock is convertible at the holder’s option into 1,000 shares of our Common Stock.  Additionally, holders of the Series C Preferred Stock will be entitled to vote as a single class with the holders of our Common Stock on an as-converted basis.  In light of the conversion ratio of 1,000 to 1 and the aggregate number of shares of Series C Preferred Stock that may be issued in the First Placement and Second Placement, upon purchase of a sufficient number of Series C Preferred Stock, the Investor would acquire more than 50% voting interest of the Common Stock and this would constitute a change of control.

The other rights, preferences and privileges of the Series C Preferred Stock are summarized in Item 5.03 below, which is incorporated by reference into this Item 1.01.

In connection with the Securities Agreement, we also agreed that, with respect to our Director, Officer and Employee Sales Incentive Plan (“Sales Plan”), (a) until completion of the First Placement in full, we would not grant awards under the Sales Plan in excess of 12.0%, and (b) upon and subject to the completion of the First Placement in full, (i) we would reduce the total percentage under the Sales Plan from 15.0% to 12.0%, and (ii) the Investor’s director-appointee to the Board would be eligible to participate in the Sales Plan at 1.0%.

The summary description of the Securities Agreement is qualified in its entirety by reference to the full text of the Securities Agreement that is attached as an Exhibit to this current report on Form 8-K and incorporated herein by reference.  In addition, we have we have included as an Exhibit to this current report on Form 8-K the form of warrant to be issued to the Investor under the Securities Agreement.

Item 3.02.

Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 and Item 5.03 of this report is incorporated by reference into this Item 3.02.  The purchase and sale of shares of Series C Preferred Stock and warrants pursuant to the Securities Agreement are being made pursuant to a private placement transaction exemption under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The offering was not conducted in connection with a public offering and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.  Concurrently with the filing of this report on Form 8-K, the Investor agreed to tender payment for an initial $150,000 in the First Placement.  At such time, we will issue shares of Series C Preferred Stock to the Investor.

Item 3.03.

Material Modification to Rights of Security Holders.

The information provided in response to Item 5.03 of this current report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02                Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In conjunction with the Securities Agreement, we entered into agreements with our officers and directors relating to compensation matters and resolving accrued and unpaid fees and wages, as follows:

●

We reinstated the salaries for Gerard C. D’Couto, our Chief Executive Officer, and Steven Wilson, our Chief Financial Officer (collectively, the “Officers”), effective November 1, 2011, to their respective salary prior the 33% salary reduction on August 25, 2011 in connection with adoption of our Director, Officer and Employee Sales Incentive Plan (the “Sales Plan”).

●

We agreed to pay to the Officers an aggregate of $100,000 to be applied to their accrued and unpaid wages (aggregate of approximately $308,000), to be paid out of funds received in the First Placement.  The Officers agreed that, upon completion of the First Placement, they would forego the balance of their accrued and unpaid wages; provided, however, that if an Officer is terminated by the Company following the First Placement, he would be entitled to a severance payment based on the foregone wages, in an amount decreasing over time based on the number of months he is paid his full reinstated salary.

●

Similarly, 20% of the accrued and unpaid fees due to our current directors (the “Directors”) will be paid out of funds received in the First Placement.  Additionally, on successful completion of the First Placement, the Directors will be eligible to participate in a new director compensation plan, the terms of which will be determined and implemented in January 2012.  The Directors agreed that, upon completion of the First Placement, they would forego the balance of their accrued and unpaid fees; provided, however, that if a Director is removed or replaced as a director, he would be entitled to a termination payment based on the foregone fees, in an amount decreasing over time based on the number of months he receives compensation under the new plan.

●

For our Officers and our one director who participate in the Sales Plan, we clarified that if they resign or are terminated for Cause, their rights under the Sales Plan cease to accrue as of that date, but that for any other termination, their rights continue to accrue for the duration of the Sales Plan.

The summary description of the foregoing agreements with our Officers and Directors is qualified in its entirety by reference to the full text of the respective agreements that are attached as Exhibits to this current report on Form 8-K and incorporated herein by reference.  In addition, we have included as an Exhibit to this current report on Form 8-K the form of stock option agreement granted to participants under our Sales Plan.

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 8, 2011, we filed a Certificate of Designation with the Nevada Secretary of State, to set forth the rights, preferences and privileges of the Series C Preferred Stock.  The following summarizes the material terms of the Series C Preferred Stock:

•

We may issue up to 1,000,000 of the Series C Preferred Stock. The number of authorized shares of the Series C Preferred Stock may be increased or decreased by our board of directors. However, our board of directors may not decrease the number of authorized Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding or those issuable upon the conversion of a convertible security.

•

The Series C Preferred Stock ranks in preference to our Common Stock and Series B Preferred Stock, and any other class or series of stock entitled to participate with our Common Stock, in each case as to the distribution of our assets upon the liquidation, dissolution or winding up of the Company.

•

The holder of each share of Series C Preferred Stock shall be entitled to receive dividend of 8% per annum for the first six months only on the original purchase price for such shares, payable quarterly in arrears, which shall be paid in cash or in Common Stock, at our discretion. No dividends will be paid and there will be no entitlement to dividends after the first six months of holding of the Series C Preferred Stock. Payment in Common Stock will be valued at the average closing price of our Common Stock on the ten trading days immediately preceding the last day of each quarter.

•

A holder of Series C Preferred Stock shall be entitled to vote together with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock as a single class, with the number of votes equal to the number of shares of Common Stock available upon the conversion of the Series C Preferred Stock.

•

Each share of Series C Preferred Stock may, at a date no earlier than six months from the date of issuance and at the option of the holder, be converted into 1,000 fully paid and non-assessable shares of Common Stock (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares).

The summary of the rights, preferences and privileges of the Series C Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as an exhibit to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation of Series C Preferred Stock
4.1	Form of Warrant to Purchase Common Stock, to be issued in the Series C Preferred Stock Financing
10.1	Securities Purchase Agreement dated November 4, 2011
10.2	Form of Employee Compensation Waiver Agreement
10.3	Form of Director Fee Waiver Agreement
10.4	Form of Stock Option Agreement under the Neah Power Systems, Inc. Director, Officer and Employee Sales Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  November 10, 2011